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                                                                      EXHIBIT 12

                                    FORM OF
                               FIRST AMENDMENT TO
                         EXIDE ELECTRONICS GROUP, INC.
                          EMPLOYEE STOCK PURCHASE PLAN

     The Exide Electronics Group, Inc. Employee Stock Purchase Stock Plan (the "Plan"), and all options currently outstanding under the Plan ("Outstanding
Options"), are hereby amended, effective as of July   , 1997, as set forth
below, pursuant to the authority of the Board set forth in Section 19(b) of the Plan to amend the Plan. (All capitalized terms used in this First Amendment and not defined herein shall have the meanings ascribed to them in the Plan.)

     1. A new Section 21 is added to the Plan, reading in its entirety as follows:

          (a) For purposes of this Section 21, a "Change of Control" means:

             (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the Corporation where such acquisition causes such Person to own 30% or more of the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the "Outstanding Corporation Voting Securities"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not be deemed to result in a Change of Control: (A) any acquisition directly from the Corporation, (B) any acquisition by the Corporation,
        (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation or (D) any acquisition pursuant to a transaction that complies with clauses (A), (B) and (C) of sub-section (iii) below;

             (ii) individuals who, as of the date hereof, constitute the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors; or

             (iii) The approval by the shareholders of the Corporation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation or the acquisition of assets of another entity ("Business Combination") or, if consummation of such Business Combination is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly by consummation); excluding, however, such a Business Combination pursuant to which (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Corporation Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Corporation or all or substantially all of the Corporation's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Corporation Voting Securities, (B) no Person
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        (excluding any employee benefit plan (or related trust) of the
        Corporation or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or

             (iv) approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation.

          (b) In the event of a Change of Control in connection with which the Company undergoes a transaction described in Section 17 above, the then-ongoing Purchase Period (the "Straddle Period") shall be bifurcated into two Purchase Periods, one of which (the "Pre-Merger Period") shall end as of the end of the last payroll period that ends a sufficient number of business days before the consummation of such transaction described in
     Section 17 above to enable all purchased shares to be delivered to participants in time to participate in such transaction as shareholders (as determined by the Committee), and the other of which shall begin the next day; with the number of purchase rights granted to each Eligible Employee for the later Purchase Period being the excess of (i) the number of purchase rights originally granted to him or her for the Straddle Period over (ii) the number of purchase rights exercised for such Eligible Employee at the end of the Pre-Merger Period.

     2. Notwithstanding the foregoing, any amendment made by this First Amendment to the Plan or to any Outstanding Award shall not be effective in connection with a Change of Control or other corporate transaction that the Corporation intends to be eligible for pooling-of-interests accounting under APB No. 16 if and to the extent that giving effect to such amendment would make such transaction ineligible for such accounting treatment.

     3. The Plan is in all other respects ratified and affirmed without amendment.

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